Exhibit 99.1

MEMORANDUM

To:	The Directors and SEC Executive Officers of First Horizon National Corporation

From:	John M. Daniel, Executive Vice President – Chief Human Resources Officer Charles T. Tuggle, Jr., Executive Vice President – General Counsel

Re:	Prohibition on Ability to Trade in First Horizon Equity Securities during Savings Plan Administrative Blackout Period

Date:	February 13, 2015

Savings Plan Administrative Blackout. Participants in the First Horizon National Corporation Savings Plan (the “Plan”) have been notified that there will be a temporary “blackout period” that will apply to the Plan due to the Plan’s engagement of a new administrator, which will entail a conversion of systems and transfer of assets. The blackout period is necessary to allow sufficient time to complete the conversion and transfer. During the blackout period, Plan participants will be unable to change investments in their individual accounts, change their deferral elections, obtain a loan from the Plan, or obtain a distribution from the Plan.

The Plan’s administrative blackout period will be in effect beginning at 4:00 p.m. Eastern time on March 26, 2015 and is expected to end during the week of April 13, 2015.

Sarbanes-Oxley BTR Trading Prohibition. This notice is to inform you of significant restrictions on your ability to trade in any equity security of First Horizon National Corporation (“FHNC”) during the upcoming blackout period, whether or not those securities are held in the Plan. Specifically, during the blackout period you are prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity securities of FHNC (or derivatives thereof). This prohibition is required by Section 306(a) of the SarbanesOxley Act of 2002 and governed by Regulation BTR of the U.S. Securities and Exchange Commission.

Whether or not you participate in the Savings Plan, the BTR trading prohibition affects you.

Please read this entire memorandum.

Scope of BTR Prohibition. This BTR-required trading prohibition applies in addition to the regular quarter-end trading restrictions under our Inside Information Policy. Although the BTR trading prohibition is subject to certain exceptions, given the complexity of the rules, the short duration of the blackout period, and the fact that the BTR blackout period largely coincides with our regular quarter-end trading blackout, you should simply avoid all transactions involving FHNC equity securities during the BTR blackout period. The BTR prohibition is somewhat broader in scope than the regular blackout restrictions and includes, among other things, any purchases or dispositions of FHNC common or preferred stock (including any depositary shares or derivatives related to either) held inside or outside of the Plan, any sales or gifts of FHNC common or preferred stock, and any exercise of any stock options. The BTR trading prohibition also applies to all FHNC equity securities listed on your Form 4 reports, including those held by immediate family members living with you, or held by you in trust, or held by controlled partnerships or corporations. Pre-established events outside of your control, such as automatic payroll deductions related to the Plan or automatic dividend reinvestments, are not affected by the BTR prohibition; however, you may not change your pre-established elections or directions during the blackout period.

If you have in-the-money stock options expiring in March or April 2015 you should consider exercising them immediately. Otherwise, you risk being forced to allow the options to expire unexercised.

If you desire or need to make charitable or other gifts of FHNC equity securities in the first quarter of 2015, you should consider effecting them immediately.

Further Information. The BTR prohibition will end when the Savings Plan blackout ends. We will notify you when the Plan blackout period has ended.

During the blackout period you may obtain, without charge, information as to whether the blackout period has begun or ended by contacting John M. Daniel, Executive Vice President – Chief Human Resources Officer, by telephone at (901) 523-4444 or by mail at 165 Madison Avenue, Memphis, TN 38103.